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                                                                    EXHIBIT 10.8

                      AGREEMENT REGARDING CHANGE OF CONTROL

         This Agreement Regarding Change of Control ("Agreement") is made and entered into as of June 17, 1998 by and between TRINET CORPORATE REALTY TRUST, INC., a Maryland corporation (the "Company") and __________________, an individual (the "Executive").

                                    RECITALS

         A. The Executive is currently serving as __________________________ _______________ of the Company and, in that capacity, is a valuable member of the Company's management and a key participant in the Company's short-term and long-term decision-making processes.

         B. It is in the best interests of the Company and its stockholders to encourage the Executive to continue to provide management services as an employee of the Company.

         C. The Company recognizes that circumstances may arise in which a change of control of the Company may occur, through acquisition, merger, sale of assets or otherwise, thereby causing uncertainty regarding the continuity of the employment relationship, without regard to the competence or past contributions of the Executive, and that such uncertainty may result in the loss of valuable services of the Executive.

         D. In order to induce the Executive to continue to serve the Company, the Company wishes to provide reasonable security to the Executive against changes in the employment relationship in the event of any such change of control.

         E. In consideration of the covenants and agreements of the Company under this Agreement, the Executive is willing to agree to the restrictive covenants set forth herein, including without limitation the non-solicitation covenant set forth in Section 7 hereof.

         NOW, THEREFORE, in consideration of the premises and the covenants and agreements hereinafter contained, the parties agree as follows:

         1. Definitions. For purposes of this Agreement, the following definitions shall apply:

         "CHANGE OF CONTROL" shall mean the occurrence of any one of the following events:

                  (a) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Act") (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under


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any employee benefit plan or trust of the Company or any of its subsidiaries), together with all "affiliates" and "associates" of such person (as such terms are defined in Rule 12b-2 under the Act), shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 40% or more of either (1) the combined voting power of the Company's then outstanding securities having the right to vote in an election of the Company's Board of Directors ("Voting Securities") or
(2) the then outstanding shares of Stock of the Company (in either such case other than as a result of an acquisition of securities directly from the Company); or

                  (b) persons who, as of the effective date of this Agreement, constitute the Company's Board of Directors (the "Incumbent Directors") cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board; provided, however, that any person becoming a director of the Company subsequent to the effective date of this Agreement whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors shall, for purposes of this Plan, be considered an Incumbent Director; or

                  (c) the stockholders of the Company shall approve (1) any consolidation or merger of the Company or any subsidiary where the shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate 50% or more of the voting shares of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (2) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company or (3) any plan or proposal for the liquidation or dissolution of the Company.

         Notwithstanding the foregoing, a "Change of Control" shall not be deemed to have occurred for purposes of the foregoing clause (a) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Stock or other Voting Securities outstanding, increases (i) the proportionate number of shares of Stock beneficially owned by any person to 40% or more of the shares of Stock then outstanding or (ii) the proportionate voting power represented by the Voting Securities beneficially owned by any person to 40% or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in clause
(i) or (ii) of this sentence shall thereafter become the beneficial owner of any additional shares of Stock or other Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction), then a "Change of Control" shall be deemed to have occurred for purposes of the foregoing clause (a).

         Further notwithstanding the foregoing, it is the parties' intention that this Agreement be construed so that a "Change of Control" shall not be deemed to have


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occurred as a result of a transaction unless and until the management of the
Company immediately prior to such transaction no longer controls the management and operations of the Company.

         "CONSTRUCTIVE TERMINATION" shall mean, with respect to the Executive, the termination by the Executive of employment with the Company following the occurrence of any one of the following events:

                  (a) The Executive no longer retains, is not re-elected to, or is removed from, the office(s) held by the Executive immediately prior to the Change of Control, other than as a result of the Executive's election or appointment to position(s) of equal or superior scope and responsibility; or

                  (b) The Company materially diminishes the scope and responsibility of the Executive's current office(s), so that the powers, authority and support services normally attendant to the Executive's current office(s) are no longer vested in the Executive, as determined by the Executive in his or her reasonable discretion, including without limitation changes in the individuals, groups, positions or divisions which report to the Executive or the person or position to whom the Executive directly reports, provided, however, that the Company shall have the right to dispute the "reasonableness" of the Executive's determination or the "materiality" of the change, in which case the sole and exclusive method for resolving such dispute shall be the alternative dispute resolution procedure set forth in Section 8(a) of this Agreement; or

                  (c) The Executive's compensation (including, without limitation, base salary, bonus eligibility, stock options, other incentive awards, employee benefits coverage or retirement benefits) is reduced by more than a de minimis amount; or

                  (d) The Company notifies the Executive that the Executive's employment will be terminated or materially adversely modified in the future or that Constructive Termination of the Executive will occur in the future; or

                  (e) The Company changes the primary employment location of the Executive to a place that is more than fifty (50) miles from the primary employment location of the Executive as of the effective date of this Agreement; or

                  (f) The Company otherwise commits a material breach of its obligations under this Agreement.

No such event described herein shall constitute Constructive Termination unless the Executive has given written notice to the Company specifying the event relied upon for such termination within six (6) months after the Executive has actual notice of the occurrence of such event and the Company has not remedied such within thirty (30) days of such notice.


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         "COVERAGE PERIOD" shall mean the period during which the Executive shall be entitled to receive various benefits pursuant to the terms of this Agreement, commencing on the date the Termination Event (as defined in Section
2) occurs and ending at the end of the period set forth on Exhibit A attached hereto.

         "TERMINATION DATE" shall mean the date that a Termination Event occurs.

         "TERMINATION EVENT" shall mean termination of the Executive's employment by the Company or Constructive Termination of the Executive.

         "VALUATION MULTIPLE" shall mean the amount by which the Executive's annual compensation is multiplied for purposes of calculating certain benefits paid under this Agreement, as set forth on Exhibit A attached hereto.

         2. Benefits Upon Termination of Employment Due to Change of Control. If, upon a Change of Control or within twenty-four (24) months thereafter, a Termination Event occurs, the Executive shall be entitled to the following benefits:

                  (a) Multiple of Annual Compensation. Within five (5) business days after the Termination Date, the Executive shall be paid a lump sum by the Company equal to the amount determined by multiplying the Valuation Multiple by the greater of the following:

         (1) the sum of the Executive's annualized base salary as of the Termination Date, plus the largest amount of annual incentive bonus paid by the Company to the Executive during the preceding five (5) fiscal years; or

         (2) the largest amount of annual cash compensation (including salary and incentive bonus) and other income, from all sources, paid by the Company to the Executive over the preceding five (5) fiscal years, as reported by the Company in Box 5 of Form W-2 and/or Form 1099 furnished to the Executive.

                  (b) Unpaid Annual Incentive Bonus. Within five (5) business days after the Termination Date, but only as a result of termination of the Executive's employment by the Company and not as a result of Constructive Termination, the Executive shall be paid a lump sum in respect of unpaid incentive bonus, calculated as follows:

         (1) If the Termination Date occurs prior to the date incentive bonuses are paid by the Company to eligible employees with respect to services performed in the preceding fiscal year, the Executive shall be paid an amount equal to the largest amount of the annual incentive bonus paid to the Executive by the Company over the preceding five (5) fiscal years, multiplied by a fraction, the numerator of which is the number of days which have elapsed


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                  from the first day of the preceding fiscal year to the
                  Termination Date and the denominator of which is three hundred sixty five (365); and

         (2) If the Termination Date occurs after the date incentive bonuses have been paid by the Company to eligible employees with respect to services performed in the preceding fiscal year, then (a) if the Company has achieved in the current fiscal year, on a prorated basis, at least 85% of the quantifiable annual performance goals previously established by the Company for determination of incentive bonuses, the Executive shall be paid an amount equal to the largest amount of the annual incentive bonus paid to the Executive by the Company over the preceding five (5) fiscal years, multiplied by a fraction, the numerator of which is the number of days which have elapsed from the first day of the current fiscal year to the Termination Date and the denominator of which is three hundred sixty five (365), and (b) if the Company has not achieved in the current fiscal year, on a prorated basis, at least 85% of the quantifiable annual performance goals previously established by the Company for determination of incentive bonuses, the Executive shall be paid an amount equal to 75% of the average incentive bonus paid to the Executive over the preceding three (3) fiscal years, multiplied by a fraction, the numerator of which is the number of days which have elapsed from the first day of the current fiscal year to the Termination Date and the denominator of which is three hundred sixty five (365).

                  (c) Continuation of Benefits Coverage. The Executive (and the Executive's dependents) shall receive coverage under the Company's health and employee benefit plans then in effect, to the extent permitted by such plans, at the Company's cost, during the Coverage Period (provided that substantially the same or equivalent benefits are not available to the Executive by reason of employment obtained following such termination);

                  (d) Immediate Vesting of Stock Incentive Awards and DERs; Extension of Option Exercise Period. Notwithstanding any vesting schedule otherwise applicable or any other provisions to the contrary in the Company's stock incentive plans, any outstanding stock options and dividend equivalent rights awards previously granted to Executive shall immediately be fully vested and the Executive shall be entitled, for a period of twelve (12) months following such termination of employment, to exercise any such stock options;

                  (e) Future DER Payments. The Executive shall be paid, at the Executive's election, either (i) within five (5) business days after the Termination Date, a lump sum equal to the aggregate amount of the annual dividend equivalent rights payments payable to the Executive during the remaining term of any dividend equivalent rights awards previously granted to the Executive, based on the assumption that the Company's then-current quarterly dividend payments continue during the remaining term


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of such awards, or (ii) annual payments during the remaining term of any dividend equivalent rights awards granted to the Executive, in accordance with the terms of such awards;

                  (f) Future 401(k) Contributions. Within five (5) business days after the Termination Date, the Executive shall be paid a lump sum equal to the aggregate amount of the Company's maximum contributions that would have been made under the Company's Savings and Retirement Plan ("401(k) Plan") during the Coverage Period if the Executive had continued to be employed and participated in the 401(k) Plan during the Coverage Period;

                  (g) Forfeitures Under 401(k) Plan. Within five (5) business days after the Termination Date, the Executive shall be paid an amount equal to the portion, if any, of the contributions made by the Company for the Executive's account under the 401(k) Plan which are forfeited as a result of termination of the Executive's employment;

                  (h) Future Retirement Benefits. Within five (5) business days after the Termination Date, the Executive shall be paid a lump sum equal to the aggregate amount of the benefits, if any, under any special pension benefit or deferred compensation plans (calculated assuming the Executive will begin receiving benefits at the earliest retirement date under such plans) which may subsequently be adopted by the Company, which are operational on the Termination Date and which explicitly provide for such payments to be made in the event of a Change of Control.

         3. Excess Parachute Payments. If it is determined, by the Company's independent public accountants in consultation with the Company's independent legal counsel, that any amount payable to the Executive by the Company under this Agreement, or any other plan or agreement under which the Executive participates or is a party, would constitute an "Excess Parachute Payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and be subject to the excise tax imposed by Section 4999 of the Code, the Company shall pay to the Executive a "grossing-up" amount equal to the amount of such excise tax and all federal and state income or other taxes with respect to payment of such excise tax, including all taxes with respect to such grossing-up amount. The highest marginal tax rate applicable to individuals at the time of payment of such amounts shall be used for purposes of determining the federal and state income and other taxes with respect thereto. The Company shall withhold from any amounts paid under this Agreement the amount of any such excise tax or other federal, state or local taxes then required to be withheld.

         4. Intercompany Transfers. If the Executive is transferred voluntarily to an affiliate or subsidiary of the Company, such transfer shall not be deemed to terminate or modify this Agreement and the employing corporation to which the Executive shall have been transferred shall, for all purposes of this Agreement, be deemed to stand in the place of the Company as of the date of such transfer. The Company shall be secondarily liable


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to the Executive for the obligations hereunder in case the affiliate or subsidiary of the Company cannot or chooses not to perform such obligations.

         5. Source of Payments. All payments provided for under this Agreement shall be paid in cash from the general funds of the Company; provided, however, that such payments shall be reduced by the amount of any payments made to the Executive or his or her dependents, beneficiaries or estate from any trust or special or separate fund which may be established by the Company to assure such payments. The Company shall not be required to establish a special or separate fund or other segregation of assets to assure such payments and the Executive shall have no right, title or interest whatever in or to any investments which the Company may make to assist it in meeting its obligations hereunder, except as may otherwise be expressly provided in a separate written instrument relating to any such investments. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and the Executive or any other person. To the extent that any person acquires rights to receive payments from the Company, such right shall be no greater than the right of an unsecured creditor of the Company.

         6. Confidential Information. The Executive acknowledges that, during the course of his or her employment with the Company, the Executive may heretofore or hereafter produce, receive or have access to various materials, records, data, trade secrets, proprietary information and other information not generally known or available to the public (collectively, "Confidential Information") regarding the business, properties, services, strategic plans, business methods or practices of the Company, its subsidiaries or affiliates. For purposes of this Agreement, "Confidential Information" shall include, but not be limited to, purchase and sale agreements, leases, lease abstracts, management agreements, loan and financing agreements, listing and brokerage agreements, employment contracts, other contracts and commitments, appraisals, title reports and policies, surveys, market analyses and evaluations, environmental assessments, consultants' reports, strategic plans, Company policy and procedure manuals and other information not generally known or available to the public. During the course of employment and subsequent thereto, the Executive shall hold in confidence and not directly or indirectly disclose, copy or otherwise use any Confidential Information, except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure or use is authorized in writing by the Company, is required by law or by any competent judicial or administrative authority, or otherwise is reasonably necessary and appropriate in connection with the performance of the Executive's duties to the Company. All records, files, documents, computer disks, computer programs and other computer-generated material, as well as all other materials or copies thereof relating to the Company and its business, shall be and remain the sole property of the Company and shall be promptly returned to the Company upon any termination of the Executive's employment hereunder.


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         7. Non-Solicitation. As a material inducement to the Company to enter into this Agreement, the Executive agrees that, for a period of twelve (12) months following a Termination Event resulting in the payment of benefits hereunder to the Executive, the Executive will not directly or indirectly solicit or induce, or attempt to solicit or induce, or otherwise participate in an attempt to solicit or induce, any person who is an employee of the Company on the date of the Termination Event to terminate employment with the Company in order to join an enterprise with which the Executive is then employed or affiliated which operates a business similar to that of the Company. For purposes of this Section 7, a business shall be considered "similar" to that of the Company if it is engaged in the acquisition, development, ownership or management of office or industrial property in any geographic market or territory in which the Company owns properties as of the Termination Date, or in any market or territory in which the company has an acquisition pending as of the Termination Date, or in any target market or territory which has been publicly identified by the Company as of the Termination Date.

         8.       General Provisions.

                  (a) Alternative Dispute Resolution. Any dispute or controversy arising under or in connection with this Agreement, or any breach thereof, shall be resolved and settled exclusively by arbitration, conducted by a single arbitrator sitting in San Francisco, California, in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA") pertaining to expedited procedures. The arbitrator shall be selected by the parties from a list of six (6) potential arbitrators provided by the AAA, provided that no potential arbitrator shall be related to or affiliated with either of the parties. If the parties are unable to agree on a single arbitrator within ten (10) days after the AAA's list of potential arbitrators has been received by the parties, the AAA shall select from the list an arbitrator who shall arbitrate the dispute. Each party shall be entitled, but shall not be obligated, to submit a written arbitration statement setting forth the amount claimed, if any, and the relief sought. The arbitration hearing shall be conducted within forty-five (45) days following the selection of the arbitrator and the arbitrator shall render an award within twenty (20) days from the close of the arbitration hearing. The Company shall bear the costs of the arbitration proceeding, including the costs of counsel, experts or other representatives retained by the parties and the fees, costs and expenses imposed or incurred by he arbitrator. Judgment on the award entered by the arbitrator may be entered in any court having jurisdiction thereof.

                  (b) Release by Executive. Notwithstanding any provision hereof to the contrary, the Company shall not have any obligation to pay any amount or provide any benefit, as the case may be, under this Agreement, unless and until the Executive executes and delivers a release of the Company, its affiliates and related parties, in such form as the Company may reasonably require, of all claims against the Company, its affiliates and related parties relating in any way to the Executive's employment and termination thereof, other than claims for amounts remaining to be paid or benefits remaining to be provided pursuant to the terms of this Agreement.


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                  (c) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Executive, the company and his or her and its respective personal representatives, successors and assigns. The Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether directly or indirectly, by purchase, merger, consolidation, stock acquisition, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had occurred.

                  (d) Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior negotiations, undertakings, agreements and arrangements with respect thereto, whether written or oral. Except as otherwise explicitly provided herein, this Agreement may not be amended or modified except by written agreement signed by the Executive and the Company.

                  (e) Severability; Governing Law. If any of the provisions of this Agreement shall be declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not be affected thereby. This Agreement shall be construed and the rights of the parties hereto shall be determined in accordance with the laws of the State of Maryland, without reference to the law regarding conflicts of laws.

                  (f) Notices. Notices given pursuant to this Agreement shall be in writing and shall be deemed given when received and, if mailed, shall be mailed by United States registered or certified mail, return receipt requested, postage prepaid, sent to the following addresses (or to such other addresses as the party to be notified shall have given to the other party in accordance with this provision):

                  If to the Company:

                  TriNet Corporate Realty Trust, Inc.
                  One Embarcadero Center, 33rd Floor
                  San Francisco, CA 94111-3722
                  ATTN: Vice President, Administration and General Counsel

                  If to the Executive:

                  --------------------------
                  --------------------------
                  --------------------------


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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

THE COMPANY:

TRINET CORPORATE REALTY TRUST, INC.
a Maryland corporation

By:      _________________________________
Name:    Geoffrey M. Dugan
Title:   Vice President, Administration and General Counsel


THE EXECUTIVE:

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                                    EXHIBIT A


NAME OF EXECUTIVE                VALUATION MULTIPLE              COVERAGE PERIOD

______________                         ___ (_)                         __ months


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